MarketPowerPRO License Agreement

MULTISOFT LICENSE &

APPLICATION SERVICE PROVIDER AGREEMENT (ASP)

For the MarketPowerPRO System

THIS AGREEMENT , by and between MultiSoft Corporation (hereinafter "MultiSoft" or "Licensor") located at 1723 SE 47 th Terrace, Cape Coral FL 33904, and: H Smart, Inc. , having a principal place of business at: 5256 S. Mission Rd. #703-314 Bonsall , California 92003 United States , hereinafter ("Licensee").

WHEREAS , Licensor is the owner of all right, title, and interest in a computer software System known as MarketPowerPRO, hereinafter ("System"); and

WHEREAS , Licensee is desirous of obtaining a month-to-month license to participate in MultiSoft's Application Service Provider ("ASP") program;

NOW, THEREFORE , in consideration of the mutual obligations assumed by Licensor and Licensee, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

DEFINITIONS

Application Service Provider (ASP) : This is a service whereby MultiSoft licenses access to hardware, software and Internet bandwidth to Licensee.

Licensee's Administrator, its distributors and end user customers gain month-to-month password protected access to the MultiSoft ASP System exclusively via the Internet. For the duration of this agreement MultiSoft provide all hardware, software and Internet bandwidth. In short, MultiSoft rents use of its System, hardware and bandwidth on a monthly basis to Licensee and MultiSoft is compensated as detailed in Addendum I.

The System shall be modified to only as detailed in Addendum II from the most current and standard version of the System.

Distributor(s) : Are herein defined as multi-level marketing (MLM) individuals or any other entities registered with the Licensee to sell its products and services to end users/customers.

Some companies allow distributors to have multiple "Income Centers" defined as multiple earning positions in the genealogy for the same individual or entity.

ASP fees are charged on a per Income Center basis, not a per distributor basis.

Customer(s) : Are individual(s) or entities that purchase products and/or services from Licensee and through Licensee's distributors, or direct from Licensee at retail cost. Unlike Distributors, Customers may NOT have "multiple Income Centers".

1.	TERM

Licensor hereby grants Licensee a non-exclusive license to use the System for as long as Licensee's account remains in good standing. Licensee does not become the owner of the System, nor does Licensee acquire the right to copy or alter the software or printed materials related to the System. Licensee agrees to be legally accountable for any violation of this License Agreement by Licensee.

The System may not be transferred or sold by Licensee; this is a month-to-month license and Licensee may terminate this agreement at any time by providing Licensor thirty (30) days prior written notice, paying all outstanding balances owed to Licensor and by destroying or returning the System, software and all proprietary documentation and information known to be owned by MultiSoft.

2.	FEES

In consideration of the grant of the license described herein, Licensee shall pay MultiSoft Fees as set forth in Addendum I. Any additional custom services will be billed at MultiSoft's standard hourly programming rate. Licensor's billing facility will automatically suspend any System that carries an outstanding balance beyond (5) calendar days.

Licensee acknowledges and agrees that Licensor has the right to make reasonable adjustments to its prices and fees at any time, in its sole discretion, provided Licensor provides Licensee with at least three

(3) months prior notice of such changes and provided that such changes do not increase by more than 10% in any given six month period. Any increase will be accompanied by a detailed justification of the increase.

3.	SERVICES TO BE PROVIDED BY MULTISOFT

A.	ACCESS AND USE

Licensor hosts the System on its provided hardware. Licensee will be granted access to use of the software via the Internet and have the ability to modify certain Licensor designated areas of Software.

B.	BACKUP OF DATA

Licensor will backup Licensee's data on a daily basis. If requested in writing by Licensee, Licensor will prepare hard copy backups for which Licensee shall be billed US$200.00 per backup.

C.	MODIFICATIONS TO SYSTEM

Licensor may modify, improve, adapt and/or replace any components of the System at any time, without additional cost to Licensee providing that, within reason, such modification, improvement, adaptation or replacement does not materially degrade the performance or functionality of the System.

4.	DELIVERY OF SYSTEM

Licensor agrees to commence programming of the System upon receipt of a signed License Agreement and cleared funds.

5.	TERMS OF SERVICE

By using the System provided by Licensor, Licensee agrees to these Terms of Service ("TOS") on its behalf and on behalf of Licensee's employees, agents, distributors, customers, affiliates and any other permitted third party users.

A.  Internet Access . In order to use the System, Licensee is required to provide its own Internet access and to be solely responsible for the cost of its own local connection(s) to the Internet.

B.  Domain & SSL. Provision of a domain name ( www.yourwebsite.com ) and SSL (Secure Socket Layer - Internet security protocol for securing data) are not included as part of this agreement. Cost of purchase of these items is Licensee's responsibility, although Licensor may assist with the technical aspects of the purchase on behalf of Licensee at Licensees request.

C.  Registration and Other Information . Licensee agrees to: (a) provide true, accurate, current and complete information that is reasonably required by Licensor to carry out the terms of this Agreement as requested by Licensor, and (b) provide additional information to Licensor as reasonably required by Licensor, to enable it to adequately provide access to the System under this Agreement.

D.  Access Rights . During use of the System, Licensee will have a limited, revocable, non-transferable and non-exclusive license to use the System consistent with these TOS. These access rights apply solely to Licensee, its administrators, distributors and customers. Licensor will provide Licensee a login/password to gain access to the System. Licensee shall: (a) be responsible for the security and/or use of the login/password System; (b) not disclose the login/password methods to any person or entity that is not an administrator, distributor or customer of Licensee;

(c)	not permit any other person or entity to use the login/password System except as provided herein; and
(d)	use the System consistent with these TOS.

E.  Suspension or Revocation . Subject to notifying Licensee and cure rights set forth herein, Licensor reserves the right to deny, suspend or revoke access to the System, in whole or in part, if Licensor believes, in good faith, that Licensee is in breach of, or using the System in a manner inconsistent with this license and these TOS. Subject to notifying Licensee and cure rights set forth herein, Licensor reserves the right to disable and/or remove certain Licensee's data or other materials that are, in Licensor's reasonable discretion, disruptive to the operation of the System. Subject to Licensee's notice and cure rights, in the event that an account is disabled or deleted, the disabling or deletion of the account will occur immediately and the Licensee will be notified immediately. These rights are in addition to those rights set forth under the terms of default.

F.  Security . Unless otherwise notified pursuant to the terms of this license, Licensee is responsible for all electronic communications, including account registration and other information of Licensee such as e-mail, files and other data ("Electronic Communications") entered through the System. Licensor will assume that all Electronic Communications it receives were authorized and sent by Licensee and where appropriate, will act in full reliance thereon. Licensee agrees to notify Licensor immediately if it becomes aware of any unauthorized use of the Systems.

The security of Electronic Communications shall be maintained through the use of passwords and other methods which Licensor may employ, or which Licensor may suggest or reasonably require that Licensee employ. Licensee acknowledges and agrees however, that Licensor cannot guarantee that the System and/or Electronic Communications will be protected against third party interference, interception, or other actions.

(i) Licensor complies with the Payment Card Industry (PCI) financial security standards. These standards are industry accepted practices for maintaining the security of credit card and ACH data within the Licensor's network. If Licensee chooses to host with Licensor a website that has been designed by the Licensee or a third party agent working on behalf of Licensee, that website must meet the PCI security standards. Websites placed for hosting with Licensor will be scanned for vulnerabilities. If vulnerabilities are discovered with the website, Licensee will have two business days to address them before the site is suspended.

Each website hosted with Licensor will be scanned for security vulnerabilities periodically. Vulnerabilities introduced to a site by Licensee must be remedied by

Licensee within two business days. Vulnerabilities not remedied will result in suspension of the site until the vulnerabilities have been eliminated by Licensee.

G.	Electronic Communications between Licensor and Licensee

Licensor and Licensee may communicate in an electronic manner. Licensee acknowledges and agrees to the following with respect to use of Electronic Communications:

(i)  Licensor shall be entitled, but is not obligated, to review or retain Electronic Communications to confirm compliance with the License Agreement and these TOS, and to maintain the security of the System.

(ii)   Provided that Licensor complies with the confidentiality and disclosure provisions of this Agreement, Licensor may disclose Electronic Communications if so required by law or in the good faith belief that such disclosure is reasonably necessary to: (a) comply with legal, judicial or other governmental process; (b) enforce this Agreement and/or these TOS; (c) respond to claims that any Electronic Communication violates the rights of third parties; or (d) protect the rights, property, or personal security of Licensor, its customers, or others.

(iii)   Licensor shall from time to time provide notices, statements and other communications to Licensee through e-mail, posting on the Systems, or through other electronic transmissions. Licensee agrees to comply with, and be bound by, all such notices and communications upon receipt of the same, unless such notices, statements or other communications modify the terms and conditions of this Agreement and provided that such notices, statements or other communications do not materially alter Licensee's rights to use the System.

H.	General Practices and Additional Guidelines Regarding the Use of the System

Licensee acknowledges that Licensor may establish and post general practices concerning use of the System subsequent to the signing of this Agreement. Licensee further acknowledges and agrees that Licensor has the right to change these general practices at any time, in its sole discretion, provided that such changes are reasonable and do not unreasonably alter Licensee's rights to use the System, or are required by law or court order. In addition, when using specific components of the System, Licensee agrees to comply with, and be bound by, any reasonable guidelines or reasonable rules applicable to such components of the System which Licensor may communicate to Licensee. Continued use of the

System after receipt of notice of such changes, constitutes Licensee's acceptance of said terms and conditions and to be bound thereby.

I.  Modifications Licensor reserves the right to reasonably modify or update these TOS upon 30 days prior written notice to Licensee in the manner provided by the terms of this License Agreement.

J. Prohibited Activities Neither Licensee, its agents, employees, customers, distributors, nor other authorized third party users, may engage in any of the following:

(i)   Upload, post, E-mail, transmit or otherwise make available any content that is unlawful, harmful, threatening, abusive, harassing, tortuous, defamatory, vulgar, obscene, libelous, invasive of another's privacy, hateful, racially or ethnically objectionable;

(ii)     Upload, post, E-mail, transmit or otherwise make available any content that is, or may reasonably be considered to be harmful to minors (defined as individuals under the age of eighteen (18));

(iii)  Impersonate any person or entity, including, but not limited to, a MultiSoft official, forum leader, guide or host, or falsely state or otherwise misrepresent Licensee's affiliation with a person or entity;

(iv)  Forge or falsify headers or otherwise manipulate identifiers in order to disguise the origin of any content transmitted through the System;

(v)  Knowingly upload, post, E-mail, transmit or otherwise make available any content that Licensee does not have a right to make available under any law or under contractual or fiduciary relationship (such as inside information, proprietary and confidential information learned or disclosed as part of employment relationships or under non-disclosure Agreements);

(vi)  Knowingly upload, post, E-mail, transmit or otherwise make available any content that infringes any patent, trademark, trade secret, copyright or other proprietary rights of any party whether identified in this document or otherwise;

(vii)  Knowingly upload, post, E-mail, transmit or otherwise make available any unsolicited or unauthorized advertising, promotional materials, junk mail, spam, chain letters, pyramid schemes, or any other form of illegal solicitation;

(viii)   Knowingly upload, post, E-mail, transmit or otherwise make available any material that contains software viruses or any other computer code, files or programs designed to interrupt, destroy or limit the functionality of any computer software or hardware or telecommunications equipment; upload, introduce or transmit in, to or through the Systems any viruses, worms, trap door, back doors, timers, clocks, counters or other limiting harmful or destructive routines, instructions, files or designs;

(ix)   Conduct operations in a manner that negatively affects other user's ability to engage in real time exchanges;

(x)   Interfere with or disrupt System, services or networks connected to the System, or disobey any requirements, procedures, policies or regulations of networks connected to the System;

(xi)   Violate any local, state, national or international law, including, but not limited to, regulations promulgated by the U.S. Securities and Exchange Commission, any rules of any national or other securities exchange, including, without limitation, the New York Stock Exchange, the American Stock Exchange or the NASDAQ, and any regulations having the force of law;

(xii)	"Stalk" or otherwise harass other users;

(xiii)	Use, collect or store personal data on users for negative or harmful purposes;

(xiv)  Intentionally, directly or indirectly, provide, disclose, divulge, make available to, or permit the use of the System by any person other than Licensee's administrators, customers and distributors without Licensor's prior written consent.

K.  Branding. Licensor reserves the right to display: "MarketPowerPRO Enterprise - Powered by MultiSoft" discreetly on pages within the software System.

L.  Flash and Video . Flash files created by Licensee and added to the System are to be limited to a maximum size of 2MB. The use of multiple Flash files on the same page is discouraged and will cause substantially slow page loads and overall deterioration of the System's speed.

Video and streaming audio files added to the System are to be limited to a maximum size of 2MB. It is important to understand that Licensor is not a streaming media company and as such Licensor's servers are not configured for optimal performance of streaming media. Licensor does not provide or guarantee any load time, speed or caching of streaming media files.

There are a number of companies that are outfitted to host streaming media and which you may wish to consider hosting such files with; files hosted with third party vendors can be linked into the System. Many can be located by searching for "Streaming Media Service" or "Video Hosting Services" on a search engine. Licensor endorses no such vendor but recommends that Licensee researches and selects a competent streaming media hosting vendor for its streaming media hosting needs.

6.	WARRANTIES

A.	LICENSOR'S LIMITED WARRANTIES

Licensor understands that from time to time programming errors, bugs, can be discovered in any commercial software package. Licensor stands behind its product and will correct any discovered bugs for the life of the license at no additional charge to the Licensee.

B.	LICENSOR'S DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SYSTEM IS PROVIDED "AS IS" WITHOUT WARRANTY OR GUARANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. TO THE MAXIMUM EXTENT PERMITTED BY LAW. ANY AND ALL EXPRESS AND IMPLIED WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY, OR THAT THE SYSTEM WILL BE FIT FOR A PARTICULAR PURPOSE. LICENSOR FURTHER DISCLAIMS ALL WARRANTIES OF NON-INFRINGEMENT AND TITLE.

LICENSOR DOES NOT WARRANT AND EXPRESSLY DISCLAIMS THAT (i) THE SYSTEM WILL MEET ANY REQUIREMENTS THAT ARE NOT EXPLICITLY OUTLINED IN THIS AGREEMENT OR ADDENDUMS, (ii) THE SYSTEM WILL BE UNINTERRUPTED, TIMELY, SECURE OR ERROR-FREE, (iii) THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SYSTEM WILL BE ACCURATE OR RELIABLE, OR (iv) ANY ERRORS IN THE SYSTEM WILL BE IMMEDIATELY CORRECTED.

LICENSEE ASSUMES ALL RESPONSIBILITY FOR THE SELECTION OF THE SYSTEM IN ATTEMPTING TO ACHIEVE ITS INTENDED RESULTS. EXAMPLES OF RESULTS CONTAINED WITHIN THE SYSTEM, DOCUMENTATION, AND/OR MARKETING MATERIALS, ARE SOLELY FOR THE PROMOTION OF LICENSOR'S SYSTEM. UNLESS SPECIFICALLY DETAILED IN ADDENDUM I, LICENSOR DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE SYSTEM WILL: a) FIT LICENSEE'S MARKETING MODEL; b) MEET LICENSEE'S EXACT REQUIREMENTS; OR c) OPERATE PROPERLY IN CONJUNCTION WITH ANY OTHER SOFTWARE OWNED, USED OR LICENSED BY LICENSEE.

THERE ARE NO OTHER WARRANTIES EXPRESS OR IMPLIED GIVEN BY LICENSOR WITH RESPECT TO THE SYSTEM OTHER THAN EXPRESSLY SET FORTH HEREIN. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY LICENSEE FROM LICENSOR OR THROUGH THE USE OF THE SYSTEM SHALL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THIS AGREEMENT.

C.	LICENSEE'S WARRANTIES & ACKNOWLEDGMENTS

Licensee warrants that it has independently determined the merchantability and fitness of the software for its particular purpose, prior to the purchase of the System from Licensor. Licensee further warrants that the specifications furnished by Licensee to Licensor for incorporation into the System are delivered free of the rightful claim of any third person or entity by way of infringement or the like, and Licensee expressly agrees to indemnify and hold harmless Licensor to the extent any such claim that arises out of Licensors compliance with the specifications.

Licensee acknowledges that Licensor has not advised Licensee as to the legality and/or feasibility of its business and/or marketing methods. Licensee further acknowledges that Licensor has provided no accounting, financial, legal or tax advice to Licensee relating to the software or other services to be provided by Licensor.

Licensee also acknowledges and agrees that any content downloaded or otherwise obtained through the use of the System is done at Licensee's own discretion and risk and that Licensee will be solely responsible for any damages to its computer System or for lost data that result from the download of such content. Licensee assumes the entire cost of all necessary servicing, repair and correction resulting there from.

Licensee further acknowledges and agrees that Licensee has reviewed a demonstration of the System prior to Licensee making a final purchase decision.

7.	LIMITATIONS OF LIABILITY

EXCLUSION OF INCIDENTAL AND CONSEQUENTIAL DAMAGES TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR DAMAGES FOR LOSS OF REVENUE, PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

WITHOUT LIMITATION BY THE FOREGOING, LICENSOR SHALL NOT BE LIABLE FOR ANY LOSS RESULTING FROM A CAUSE OVER WHICH LICENSOR DOES NOT HAVE SOLE AND DIRECT CONTROL, INCLUDING, BUT NOT LIMITED TO, FAILURE OF ELECTRONIC OR MECHANICAL EQUIPMENT OR COMMUNICATION LINES; TELEPHONE OR OTHER INTERCONNECTION PROBLEMS; BUGS, ERRORS, CONFIGURATION PROBLEMS OR INCOMPATIBILITY OF COMPUTER HARDWARE OR SOFTWARE; FAILURE OR UNAVAILABILITY OF INTERNET ACCESS; PROBLEMS WITH INTERNET SERVICE PROVIDERS OR OTHER EQUIPMENT OR SERVICES RELATING TO LICENSEE'S COMPUTERS; PROBLEMS WITH INTERMEDIATE COMPUTER OR COMMUNICATIONS NETWORKS OR FACILITIES; PROBLEMS WITH DATA TRANSMISSION FACILITIES OR LICENSEE'S TELEPHONE OR TELEPHONE SERVICES; OR UNAUTHORIZED ACCESS, THEFT, OPERATOR ERRORS, SEVERE WEATHER, EARTHQUAKES, OTHER ACTS OF GOD OR LABOR DISPUTES.

8.	ASSUMPTION OF RISK

EXCEPT AS OTHERWISE PROVIDED HEREIN, LICENSEE HEREBY EXPRESSLY ASSUMES THE ENTIRE RISK OF USING THE SYSTEM.

9.	EXCLUSIVE REMEDY

AT THE SOLE OPTION OF LICENSOR, THE MAXIMUM LIABILITY OF THE LICENSOR WILL BE LIMITED EXCLUSIVELY TO EITHER: REPAIR, REPLACEMENT OR MODIFICATION OF THE NON- CONFORMING COMPONENTS OF THE SYSTEM, OR IF LICENSOR IS UNABLE TO REMEDY, THE REFUND OF A MAXIMUM OF THE THEN CURRENT MONTH OF FEES PAID BY LICENSOR.

10.	INDEMNIFICATION & HOLD HARMLESS

Licensee agrees to indemnify and hold harmless MultiSoft (Licensor) and its subsidiaries, affiliates, officers, directors, managers, agents, co-branders, vendors, sub-contractors or other partners and employees from all and for any claim or demand, costs, losses and damages (including reasonable attorneys'fees and costs, even if incident to appellate, post-judgment or bankruptcy proceedings), arising out of, or in any way incidental to or in connection with Licensee's breach of this Agreement or Licensee's negligence, gross negligence or willful misconduct. This indemnity obligation continues in full force and effect notwithstanding the expiration or termination of this Agreement.

Licensor shall defend, indemnify and hold harmless Licensee from and against any and all actions, claims, costs (including without limitation, costs of investigation, litigation, and court costs), damages, demands, fines, interest, judgments, liabilities, losses, penalties, proceedings, suits (including appeal), and expenses (including, without limitation, reasonable attorney's fees) (collectively, "Claims") brought by or on behalf of any person or entity arising out of or in connection with any allegation, in whole or in part, that the Licensee's use of the System infringes, misappropriates, dilutes, or violates the copyright, trade secret, trademark, trade dress, service mark, patent or any other proprietary right of any person or entity. This indemnity obligation continues in full force and effect notwithstanding the expiration or termination of this Agreement.

11.	BASIS OF THE BARGAIN

Licensee acknowledges that Licensor has set its fees and entered into this License Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that such limitations are an essential basis of the bargain between the parties.

12.	OBLIGATIONS OF LICENSEE PRIOR TO FIRST USE

Licensee understands that System comes equipped with Help files designed to provide instruction on System functions. Licensee also understands that two days of free training is available at the MultiSoft offices at no additional charge to Licensee; acceptance of training is optional on purchase of a MarketPowerPRO license. Should Licensee desire custom programming at any future point, Licensee acknowledges that Licensor may require Licensee to come to the MultiSoft offices for training on the use of the customizations (travel and lodging expense to be paid in full by Licensee).

Licensee acknowledges that even in the event that Licensor contributes feedback, assistance or direction with respect to compensation plan development, it is Licensee's responsibility to assume the final determination on the feasibility and fitness of the compensation plan. Licensor does not warrant that a compensation plan will meet the Licensee's payout goal; that is wholly the responsibility of the Licensee.

Licensee understands and acknowledges that due to the nature of custom programming and the very fact that the labor expended cannot be retrieved MultiSoft cannot provide refunds. Licensee acknowledges that Licensor is satisfied that MarketPowerPRO meets with Licensee's needs "As Is" prior to purchasing a license and commencing any programming of the System.

Licensee also acknowledges and understands that proper data processing procedure requires that any program be thoroughly tested with non-critical data before relying on it. Licensee acknowledges that he/she/it will do so and has assumed the entire risk of using the program, except as provided otherwise herein. Licensee also warrants that it has BACKED-UP all of its existing data programs on their own computer before installing or using the System.

13.	DEFAULT

a)  Subject to the cure provisions provided below, either party may terminate this Agreement upon the other party's failure to comply with any term or condition of this Agreement with 30 days written notice.

b)  In the event either party is in breach of this Agreement, the non-breaching party shall provide breaching party with written notice of the act or acts of default, in the manner provided hereunder. Should the breaching party fail to cure any such default within thirty (30) days after receipt of such written notice of default, the non-breaching party may terminate this Agreement.

c)  Upon an act of default by Licensee, and after Licensor provides Licensee with an electronic notice via the Licensee System login screen, Licensor shall automatically restrict access to the System until all outstanding fees or charges have been paid in full, or until all other defaults have been cured as provided in this section.

d)  Should access to the System be restricted or terminated due to a default under this section, as a further condition to reinstate access after the cure of any such default, Licensor may require, at its sole discretion, that Licensee pay to MultiSoft a reinstatement charge in an amount equal to the last two (2) months monthly fees incurred by Licensee prior to such default.

e)  Should Licensee become insolvent, file for federal bankruptcy protection, or cease business operations for any reason, Licensee shall be deemed to be in default of this Agreement. Upon Licensee's default under this sub-section, Licensor may immediately restrict access to the System without notice.

14.	TERMINATION

a)  For cause and subject to the cure provisions herein, either party may terminate this Agreement with thirty

(30) calendar day's written notice to the other party. In the event that Licensee terminates this Agreement, all unpaid outstanding balances as detailed in Addendum I shall become payable to Licensor.

b)  During the thirty (30) day calendar period pending termination, the parties shall continue to be bound by, and responsible to comply with, all of the terms and conditions of this Agreement, including the payment of all fees required pursuant to all addendums to this Agreement. Upon receipt of payment of all outstanding amounts owed to Licensor by Licensee, Licensor agrees at Licensee's written request to extract the personal information of distributors and customers from its database and transfer such data to Licensee in either TXT or CSV format.

c)  Upon termination of this Agreement: (i) all obligations and rights hereunder relating to the System shall terminate; and (ii) any and all payment obligations relating to Services provided prior to the date of termination shall immediately become due and payable by Licensee, unless Licensee terminates this Agreement pursuant to Sections 13(a) and (b) above.

d)  Licensor's billing facility will automatically suspend any System that has an open billing amount 5 days past due. In conjunction with this, Licensor may, at its sole discretion, terminate this Agreement in the event that any billing amount equals or exceeds 10 days past due.

15.	MULTISOFT'S PROPRIETARY RIGHTS

The System and its software, source and object code, processes and informational content thereof, including all copyrights thereto, text and artwork is owned by, and at all times shall remain the property of MultiSoft/Licensor. This Agreement creates no ownership rights of any nature, form, or description for Licensee, its agents or employees. MultiSoft remains the sole owner of all source code, methodology, templates, design, technology, trademarks and service marks, and other intellectual property rights associated with the System and related software and products, whether or not subject to formal registered patent, copyright or other legal protection. Licensee acknowledges such ownership rights of MultiSoft and agrees that no use of the System by Licensee is permissible except under the terms of this Agreement, and only while this Agreement is in effect.

Licensee acknowledges and agrees that the System contains proprietary and confidential information that is protected by applicable intellectual property and other laws. Except as expressly authorized by MultiSoft, Licensee agrees not to modify, copy, rent, lease, loan, sell, distribute or create derivative works based on the System, in whole or in part. Licensee further acknowledges and agrees that the System is of a confidential nature, and therefore agrees that Licensee shall exercise due and reasonable care not to sell, grant, convey, make available, or in any other manner disclose to a third party the System licensed herein or any portion thereof. It is hereby specifically agreed that any impermissible or voluntary negligent disclosure of the System to a third party is a material breach of this license Agreement. The terms and conditions of the Mutual Confidentiality Agreement executed by the parties prior to the execution of this Agreement are incorporated herein by reference as if said terms and conditions were expressly re-stated herein.

Licensor grants Licensee a non-transferable and non-exclusive right and license to use the System; provided that Licensee does not copy, modify, create a derivative work, reverse engineer, reverse assemble, or otherwise attempt to discover any source code, sell, assign, sub-license, grant a security interest in or otherwise transfer any right in the System or software related thereto. Licensee agrees not to modify the System or software related thereto in any manner or form, or to use modified versions of the System for any purpose.

16.	THIRD PARTY VENDORS

Licensee acknowledges that the use by Licensee of certain third party software applications (e.g. tax tables or other applications) or other services provided as part of the System may be subject to additional terms and conditions imposed by third party vendors. Licensee agrees to abide by all such additional terms and conditions, provided Licensee is given a copy of all such additional terms and conditions prior to Licensee's use of such third party applications.

17.	NON-SOLICITATION OF MULTISOFT EMPLOYEES

In further consideration for the providing of technical support by MultiSoft, Licensee agrees that except with the prior written consent of MultiSoft, during the term of this Agreement and for a period of two (2) years thereafter, Licensee will not solicit for employment with Licensee or have any discussion with any current or former employee(s) of MultiSoft concerning employment of any nature, and Licensee shall not induce or attempt to influence any employee of MultiSoft to terminate his or her employment with MultiSoft. An individual is considered to be a former employee of MultiSoft if employed by MultiSoft within the two years prior to execution or termination of this Agreement, whichever should later occur.

18.	GOVERNING LAW

This Agreement shall be governed by, and interpreted under, the laws of the State of Florida, United States of America. The parties acknowledge that a substantial portion of the negotiations, performance and signing of this Agreement occurred or will occur in Lee County, Florida, and therefore, each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the circuit or county courts of the State of Florida, which state Courts shall have exclusive subject matter and personal jurisdiction over the parties, with exclusive venue in Lee County, Florida; (b) consents to the jurisdiction of each court in any suit, action or proceeding; (c) waives any objection that it may have to personal jurisdiction or the laying of venue of any suit, action or proceeding in any of these courts; and (d) agrees that service of any court paper may be effected on that party by mail at the last known address, as provided in this Agreement, or in any other manner as may be provided under Florida law.

In the event of a breach or anticipatory breach of this agreement by Licensee, Licensor may apply for and receive a temporary restraining order, without prior notice or bond, restraining such breach or anticipatory breach, as a part of any legal action against Licensee for injunctive or protective relief. This provision shall not apply to non- payment of contract amounts owed or to be paid by Licensee to Licensor under this agreement.

19.	TAXES

Licensee is solely responsible for payment of his/her/its own income and all other taxes of whatever nature imposed upon Licensee, including those of its employees or agents, due and owing to any country, state, county, province, territory, municipal authority, or other duly authorized governmental body, and agrees to pay directly to the appropriate governmental agency all such taxes which accrue due to the granting, and/or arising out of the use of, this license. MultiSoft Corporation shall not be responsible for payment of any such taxes which are the responsibility of Licensee hereunder.

20.	NOTICES

Routine communications and notices required under this Agreement may be given by regular mail and by e-mail. Each party shall designate an e-mail address or addresses for these communications. Sensitive or confidential notices shall be sent via certified mail to addresses and addressees designated in writing, or if no instructions are given, shall be addressed to the signer of this contract at the principal business office of the party. Certified mail notices shall be deemed given upon tender of delivery or notice of availability from the U.S. Post Office.

21.	SEVERABILITY

If any provision of this Agreement or any other Agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, that provision is inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement will not be invalidated thereby and will be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, that provision has the meaning that renders it valid and enforceable.

22.	SURVIVAL

All obligations of MultiSoft and Licensee that expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied or by their nature expire.

23.	SUCCESSORS AND ASSIGNS BOUND

This Agreement shall be binding on Licensor and Licensee, their agents, successors and assigns. It supersedes any prior version of this Agreement executed by the parties.

24.	WAIVER

The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, will not affect the right of that party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of that provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case will, of itself, entitle that party to any other or further notice or demand in similar or other circumstances.

25.	FORCE MAJEURE

The parties shall not be liable for failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including, but not limited to: acts of God; failure or disruptions in third party- controlled or operated communications facilities, internet service providers; and/or worms, viruses and other disabling and/or disruptive software, communications and/or files.

26.	SECTION HEADINGS

The section titles are for convenience only and have no legal or contractual effect.

27.	CONSTRUCTION

Whenever used in this Agreement words referring to the singular shall include the plural and vice versa, and words referring to the male gender shall include the female gender and vice versa. All references to third parties shall mean and include individuals, corporations, partnerships, joint ventures, trusts and any other form of entity or organization whether or not incorporated.

28.	ENTIRE AGREEMENT

This License Agreement, its Addendums and all other written Agreements expressly referenced in, or related to this Agreement, including, but not limited to, a Mutual Confidentiality Agreement, represent the entire understanding and Agreement between the parties with respect to the subject matter of this Agreement and supersede all other negotiations, understandings and representations, if any, made by and between the parties.

No representations, inducements, promises or Agreements, oral or otherwise, if not embodied in this Agreement, its schedules or in other written Agreements related to this Agreement and expressly referenced in this Agreement will be of any force or effect. The terms and conditions of this Agreement cannot be altered or varied except by a written Agreement executed by the duly authorized representatives of the parties on a date subsequent to the execution of this Agreement.

ACCEPTED ON THE DATES SET FORTH BELOW:

BY LICENSEE: H Smart, Inc.

By: /s/ Charles Larsen

Authorized officer

Date: 1/13/2017

BY LICENSOR: MultiSoft Corporation

By: /s/ Robert Proctor

Robert Proctor, President MultiSoft Corporation

Date: 1/13/2017

Delivery Schedule:

Licensor shall automatically deliver a standard online MarketPowerPRO "Replicated" distributor "Back Office" Pre-Launch System ( see replicated Pre-Launch System ) for the purpose of entering distributors and customers after receiving the first month's payment.

Optionally, and upon receipt of a Custom Programming Deposit, Licensor shall then commence any required custom programming as detailed in the mutually signed and mutually accepted "Compensation Plan - Addendum II". Delivery of the Upgrades from Addendum II shall be as detailed in "Payment Terms & Delivery Schedule".

ADDENDUM I - Monthly Fees

Monthly Fees:

1)  Licensee is required to pay an ongoing monthly US$499 Base Fee to use of the System.Paying "this month's" fee entitles licensee to use the System "next month".Licensee's month is according to its activation date.For instance, a licensee activated on the 14 th would have each of its billing periods run from the 14 th of "this month" to the 13 th of "next month".

2)  Monthly ASP Fees begin 30 days from receipt of 1 st payment.Additionally, monthly ASP Fees are charged according to the number of non-deleted *Income Centers present at the end of a billing period.

•	US$1.75 per month, per non-deleted Income Center.
•	Plus US$0.10 per month, per customer with a non-deleted invoice.

* = there is a distinction between distributors and Income Centers. A distributor is a person, e.g. Mary. An Income Center is a position within the genealogy. E.g. if Mary held a tri-pack, she would have three Income Centers.

Note: When Licensee's total monthly fees reach US$5,000, Licensee may select one of the following two options:

1.  At US$5,000, the full MarketPowerPRO System, Run-Time Code (see below) may be transferred to Licensee's own supplied hardware and bandwidth. An ongoing license and support fee of US$5,000 flat rate per month will be paid to Licensor. Monthly ASP fees are then 100% waived.

(or)

2.  Licensee may continue to be hosted on Licensor's hardware, and the per Income Center ASP fee will automatically drop from US$1.75 down to US$0.75 per Income Center on the 2,858 th non-deleted Income Center.E.g. Licensee has 3,120 non-deleted Income Centers for the billing period.The Licensee would be billed US$1.75 for the 1 st through 2,857 th non-deleted Income Centers and US$0.75 for the 2,858 th through 3,120 th non-deleted Income Centers.

Note: purchase of the Native Source Code can also be exercised at any time according to the terms of this agreement.

Important: If Licensee chooses to offer "free enrollment" options to distributors or Income Centers, regardless of whether Licensee chooses to allow free enrollments or not, the monthly ASP fee will apply to all non-deleted Income Centers present in the database.

Run-Time Code:

After reaching a minimum of $5,000 in monthly ASP fees, Licensee may exercise the option to stop paying Licensor's ASP fees and instead install the full Run-Time Code on Licensee's supplied hardware. When exercising this option Licensee agrees to pay Licensor US$5,000 per month, due on Licensee's normal end of billing period date; Licensee understands and accepts that this is a non-negotiable, mandatory fee. The Run-Time Code is offered for Licensee's internal use only (not for resale or distribution in any fashion; useable exclusively by Licensee) . The responsibility and cost to license all 3 rd Party applications used by MarketPowerPRO (for example Microsoft SQL) will be Licensee's alone. Upon installation of the run-time code on Licensee's hardware, Licensee shall pay Licensor US$5,000 per month. This fee is for support and continued licensing.

Native Source Code:

At any time after delivery of the System, Licensee may exercise the option to purchase the full Native Source Code at a pre-agreed price of US$500,000. The Native Source Code is for Licensee's internal use only (not for resale or distribution in any fashion; useable exclusively by Licensee) . Licensee may use the Native Source Code to modify the System as desired. Modification to the System by Licensee does not make it a "new System" - i.e. regardless of the modifications made, the source code cannot be resold or distributed in any fashion.

Payments made by Licensee during the term of the license shall not apply towards purchase of the Native Source Code. The responsibility and cost to license all 3 rd Party programs used by MarketPowerPRO (for example Microsoft SQL) will be Licensee's alone. Upon installation of the Native Source Code on Licensee's hardware, Licensee shall pay Licensor US$5,000 per month for a minimum of three months for mandatory technical support. Thereafter Licensee may optionally discontinue technical support or opt to pay Licensor's then hourly rate if further support is desired.

Optional:

If additional training is required in Florida USA or Manila Philippines, the fee is $1,000 per day held at a MultiSoft office (max 3 people); or if training is held at

Licensee's location (unlimited attendees) $2,000 per day, Licensee prepays travel and hotel expenses.

Ongoing Development:

Ongoing development, modifications and customizations to the System are billed at Licensor's then current hourly development rate.

Website:

Licensee has the option to host their static corporate website at Licensor's facility. Licensee will have full access to update and modify the corporate website hosted at Licensor's facility. If, on Licensee's behalf, Licensor performs modifications to the website, Licensee must take care not to damage or overwrite the work performed by the Licensor. In the event that Licensor's work is damaged or overwritten by the Licensee, Licensor reserves the right to bill for restoration of the damaged or overwritten portions.

Additional Approved Expenses:

All Licensee requested expenses incurred during development, such as: travel, food, accommodation, transfers and any other additional Licensee approved expenses will be pre-approved, pre-booked and pre- paid by Licensee. All other expenses incurred during development of the documentation, such as: travel, food, accommodation, transfers and any other additional Licensee approved expenses will be pre-booked or pre-paid by Licensee.

Addendum II - Upgrades

Licensee may use the Pre-Launch System "As-Is" for an unlimited period of time in order for Licensee to calculate and pay commissions Licensee is required to upgrade to one of the following optional packages:

* Upgrade to MarketPowerPRO Starter .................................... US$5,600

*	Upgrade to MarketPowerPRO Professional ............................ US$9,600

* Upgrade to MarketPowerPRO Enterprise ............................... US$19,600

*	Upgrade to MarketPowerPRO International Professional ...... US$50,000
*	Upgrade to MarketPowerPRO International Enterprise ......... US$150,000

* Contact a MultiSoft representative for appropriate pricing matrix.

Additional custom programming ............................ US$ - per quote -